POWER OF ATTORNEY

 I, David K. Newbigging, hereby appoint and constitute Janice M. D'Amato and David C. Anderson, acting individually, my true and lawful attorney-in-fact with full power to sign for me and in my name a Statement of Changes of Beneficial Ownership of Securities issued by PACCAR Inc on Form 4 and Form 5 to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, together with any and all amendments thereto.  This power of attorney shall remain in effect until 31 December, 2007, until terminated by the undersigned in writing.

 IN WITNESS WHEREOF, the undersigned has executed this power of attorney this seventh day of December, 2004.

/s/ David K. Newbigging

 David K. Newbigging